EXHIBIT 10.2
VISTEON CORPORATION 2010 INCENTIVE PLAN
[Participant Name]
FORM OF TERMS AND CONDITIONS OF INITIAL RESTRICTED STOCK GRANTS
     Visteon Corporation, a Delaware corporation (together with its subsidiaries, the “Company”), subject to the terms of the Visteon Corporation 2010 Incentive Plan (the “Plan”) and this Agreement, hereby grants to the Participant shares of common stock of the Company subject to restrictions (“Restricted Shares”) as further described herein.
     1. Grant of Restricted Stock.
          The Company hereby grants to the Participant _______ Restricted Shares upon the Effective Date of the Revised Fifth Amended Joint Plan of Reorganization of Visteon Corporation and the Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Effective Date”) and subject to the terms and conditions of the Plan and such restrictions set forth herein. In the event of certain corporate transactions, the number of Restricted Shares covered by this Agreement shall be adjusted by the Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”) as further described in Section 13 of the Plan.
     2. Lapsing of Restrictions and Release of Shares.
          a. During the Participant’s continuous employment with the Company, the restrictions on the Restricted Shares will lapse in accordance with the following release schedule:
(i)	The restrictions on one-sixth of the Restricted Shares will lapse on the 21st day after the Effective Date;

(ii)	The restrictions on one-sixth of the Restricted Shares will lapse on the first anniversary of the Effective Date;

(iii)	The restrictions on one-third of the Restricted Shares will lapse on the second anniversary of the Effective Date; and

(iv)	The restrictions on one-third of the Restricted Shares will lapse on the third anniversary of the Effective Date.
          b. In the event that application of the release schedule results in the release of a fraction of a Restricted Share, only whole shares will be considered released.
          c. Upon a Change in Control of the Company, the Restricted Shares subject to restrictions will be released to the Participant, provided the Participant is employed by the Company, as of the date immediately preceding the date on which the Change in Control occurs. If the Participant is subject to another agreement governing the Participant’s employment, such other agreement will govern the Participant’s rights with respect to the Restricted Shares to the extent that such agreement provides greater rights to the Participant upon a Change in Control of the Company.
     3. Termination of Employment.
          a. Unless provided otherwise under the remaining provisions of this Paragraph 3, if the Participant’s employment with the Company is terminated for any reason, the Participant will forfeit any and all rights to Restricted Shares with restrictions that have not lapsed on the termination date.
          b. Notwithstanding the provisions of Paragraph 3a, if the Participant is placed on an approved leave of absence, with or without pay, the Restricted Shares will be released in accordance with the provisions of Paragraph 2 as if the Participant was actively employed.
          c. Notwithstanding the provisions of Paragraph 3a, if the Participant’s employment with the Company is terminated by reason of death, involuntary termination by the Company without Cause, or voluntary termination for Good Reason, the Restricted Shares that are still subject to restriction will be released to the Participant as of the date of such termination.
          d. Notwithstanding the provisions of Paragraph 3a, if the Participant’s employment with the Company is terminated by reason of disability (as defined in the Company’s long-term disability plan) or voluntary retirement for other than Good Reason, the Restricted Shares that are still subject to restrictions shall be released to the Participant in accordance with the provisions of Paragraph 2 as if the Participant had continued to be actively employed. For purposes of this Agreement, “retirement” means the Participant termination of employment either (1) after attaining age 55 and completion of at least 10 years of service, or (2) after completion of at least 30 years of service, regardless of age.
     4. Restricted Share Account.
          a. The Company will hold the Restricted Shares in an account in the name of the Participant. As soon as practicable following the lapse of restrictions on the Restricted Shares, said shares shall be released to the Participant, less applicable withholding and brokerage fees associated with the sale of any Restricted Shares to pay applicable withholding. As soon as practicable following the date on which there occurs any event that results in the Participant ceasing to accrue service toward satisfaction of restrictions for the Restricted Shares, the Company shall release to the Participant the number of Restricted Shares, if any, to which the Participant is entitled, less applicable withholding and brokerage fees associated with the sale of Restricted Shares to pay applicable withholding, and the remaining Restricted Shares shall be forfeited.
          b. The Company may retain the services of a third-party administrator to perform administrative services in connection with the Plan. To the extent the Company has retained such an administrator, any reference to the Company shall be deemed to refer to any such third-party administrator retained by the Company, and the Company may require the Participant to exercise the Participant’s rights under this Agreement only through such third-party administrator.

     5. Dividends.
          Any dividends paid on Restricted Shares prior to the date on which the Participant forfeits such shares shall be distributed to the Participant, subject to applicable withholding, fees and expenses.
     6. Withholding.
          a. Upon the release of previously granted Restricted Shares pursuant to Paragraphs 3 and 4 above, the Company may satisfy its tax withholding obligations in any manner determined by the Committee, including by withholding a portion of the Participant’s cash compensation or by withholding stock having a “fair market value”, as determined by the Committee, equal to the amount required to be withheld. The “fair market value” of any fractional share of stock remaining after the withholding requirements are satisfied will be paid to the Participant in cash. The “fair market value” for purposes of this Paragraph 6 shall be (i) for Restricted Shares for which the restrictions lapse pursuant to sub-Paragraph 2a(i) (or Paragraph 3c if such termination of employment is prior to the release date set forth in sub-Paragraph 2a(i)), the average of the closing prices for shares of common stock of the Company as reported on any applicable over-the-counter market on which shares of common stock of the Company are traded or reported for the five consecutive trading day preceding the date of determination, or (ii) for all other Restricted Shares, the closing price for shares of common stock of the Company as reported on any applicable market on which shares of common stock of the Company are traded or reported on date of determination (or the immediately preceding trading date if such determination date is not a trading day). The Company may also require the Participant to deliver a check in the amount of any tax withholding obligation, or to otherwise indemnify the Company, as a condition to the issuance of any stock hereunder.
          b. Dividends paid on Restricted Shares prior to the lapse of the restrictions are subject to applicable tax withholding as described in Paragraph 6(a). Dividends paid on Restricted Shares after restrictions have lapsed are not subject to tax withholding.
     7. Nontransferability.
          Except as provided in Paragraph 8 of this Agreement, the Participant has no right to sell, assign, transfer, pledge, or otherwise alienate the Restricted Shares prior to the date on which the Restricted Shares are transferred to the Participant free and clear of the restrictions, and any attempted sale, assignment, transfer, pledge or other conveyance will be null and void.
     8. Beneficiary.
          The Participant may designate a beneficiary to receive stock that may be delivered on or after the Participant’s death on the form or in the manner prescribed for such purpose by the Committee. Absent such designation, the Participant’s beneficiary will be the Participant’s estate. The Participant may from time to time revoke or change the beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. If a Participant designates his or her spouse as beneficiary, such designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. The last such designation received by the Company will be controlling; provided, however, that no designation, or change or revocation thereof, will be effective unless received by the Company prior to the Participant’s death, and in no event will any designation be effective as of a date prior to such receipt. If the Committee is in doubt as to the identity of the beneficiary, the Committee may deem the Participant’s estate as the beneficiary, or the Company may apply to any court of appropriate jurisdiction and such application will be a complete discharge of the liability of the Company therefor.
     9. Securities Law Restrictions.
          a. The Participant acknowledges that the Restricted Shares granted under this Agreement, and any stock that may be transferred to the Participant, are being acquired for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “Act”). The Participant agrees and acknowledges, with respect to any stock that has not been registered under the Act, that (a) the Participant will not sell or otherwise dispose of such stock except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such registration, and (b) a legend may be placed on the certificates for the stock to such effect. As further conditions to the issuance of the stock, the Participant agrees for himself or herself, the Participant’s beneficiary, and the Participant’s heirs, legatees and legal representatives, prior to such issuance, to execute and deliver to the Company such investment representations and warranties, and to take such other actions, as the Committee determines may be necessary or appropriate for compliance with the Act and any applicable securities laws.
          b. Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, may delay transferring stock or may impose restrictions or conditions on the Participant’s (or any beneficiary’s) ability to directly or indirectly sell, hypothecate, pledge, loan, or otherwise encumber, transfer or dispose of the stock, if the Committee determines that such action is necessary or desirable for compliance with any applicable state, federal or foreign law, the requirements of any stock exchange on which the stock is then traded, or is requested by the Company or the underwriters managing any underwritten offering of the Company’s securities pursuant to an effective registration statement filed under the Act.
     10. Voting Rights.
          The Restricted Shares may be voted by the Participant.
     11. Limited Interest.
          a. The grant of the Restricted Shares shall not be construed as giving the Participant any interest other than as provided in this Agreement.
          b. The grant of the Restricted Shares shall not confer on the Participant any right to continue as an employee or continue in service of the Company, nor interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

          c. The grant of the Restricted Shares shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the stock or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.
          d. The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares to be granted, and restrictions placed on such shares.
     12. Consent to Transfer of Personal Data.
          The Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company holds certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant’s ability to participate in the Plan.

     13. Incorporation by Reference.
          The terms of the Plan are expressly incorporated herein by reference. Capitalized terms that are not defined in this Agreement will have the meaning ascribed to them under the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.
     14. Governing Law.
          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflict of laws principles thereof.
     15. Severability.
          In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision has not been inserted.
     16. Amendment.
          Except as otherwise permitted under the Plan, this Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the parties thereto.
     17. Counterparts.
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
     18. Definition of Certain Terms.
          a. “Cause” for termination by the Company of the Participant’s employment shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant provides notice to the Company of the Participant’s termination for Good Reason) after a written demand for substantial performance is delivered to the Participant by (A) if the Participant is an executive officer of the Company, the Board of Directors, or (B) if the Participant is not an executive officer of the Company, the head of the Company’s global human resources department, of the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.
          b. “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (iv), or (v) below, such act or failure to act is corrected prior to the date of termination specified in the notice of termination given by the Participant to the Company in respect thereof:
(i)	the assignment to the Participant of any duties inconsistent with or a material adverse alteration in the nature or status of the Participant’s responsibilities with from those in effect on the Effective Date (including, without limitation, the Participant ceasing to be an executive officer of a public company if such Participant was an executive officer of the Company as of the Effective Date);

(ii)	a reduction by the Company in the Participant’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time, except for across the board salary reductions similarly affecting all employees of the Company who are employed at the same level, or in the case of non-executive officers of the Company, employed at the same level within the same geographic region;

(iii)	the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment on the Effective Date or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of the Effective Date; provided, however, that non-executive officers of the Company may be relocated to another location if the previous place of employment is no longer used by the Company and the cost of such relocation would be reimbursed by the Company in accordance with its relocation reimbursement policies;

(iv)	the failure by the Company to pay to the Participant any portion of the Participant’s current compensation (other than changes to such Participant’s compensation contemplated by the Company’s joint plan of reorganization filed with the U.S. bankruptcy court on August 27, 2010 (as such plan may be supplemented or amended from time to time)), or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due, unless such payment would be prohibited by applicable law;
(v)	the failure by the Company to continue to provide the Participant with benefits substantially similar to the material benefits enjoyed by the Participant under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Participant was participating on the Effective Date, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant on the Effective Date, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the Effective Date, except for across the board changes similarly affecting all employees of the Company who are employed at the same level and within the same geographic region, and changes contemplated by the Company’s joint plan of reorganization filed with the U.S. bankruptcy court on August 27, 2010 (as such plan may be supplemented or amended from time to time).
The Participant’s right to terminate the Participant’s employment for Good Reason is contingent upon the Participant providing to the Company a notice of termination which shall indicate the specific Good Reason condition relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason termination of the Participant under the condition so indicated. The notice of termination shall specify a termination date, which shall not be less than 15 days nor more than 60 days from the date such notice of termination is given. The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

VISTEON CORPORATION
By:

Title:

Date: